Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Third Quarter 2023 Results

LANSING, Mich. — November 8, 2023 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced financial results for the third quarter ended September 30, 2023.

Key Highlights

▪Net income attributable to Jackson Financial Inc. common shareholders of $2,762 million, or $33.35 per diluted share in the third quarter of 2023, compared to $1,879 million, or $21.38 per diluted share in the third quarter of 2022
▪Adjusted operating earnings1 of $315 million, or $3.80 per diluted share in the third quarter of 2023, compared to $376 million, or $4.28 per diluted share in third quarter of 2022
▪Returned $123 million to common shareholders in the third quarter of 2023 through $71 million of share repurchases and $52 million in dividends; on pace to achieve 2023 capital return target of $450-$550 million
▪Third quarter 2023 registered index-linked annuity (RILA) sales of $807 million, up from $562 million in the third quarter of 2022
▪Total annuity account value of $218 billion as of the third quarter of 2023, up 10% from the third quarter of 2022, driven largely by higher equity markets over the 12-month period
▪Estimated Risk Based Capital (RBC) ratio at Jackson National Life Insurance Company as of the third quarter of 2023 was up from the second quarter of 2023 and above our target range of 425-500%
▪Subsequent to the end of the third quarter, Jackson Financial Inc. completed the planned sale of limited partnership assets as described in second quarter results. As a result, on a pro forma basis for this transaction, JFI had nearly $1.4 billion of cash and highly liquid securities.

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “Jackson’s third quarter 2023 results highlight our continued strategic and operational momentum as well as our commitment to ongoing diversification across our product portfolio. Our recently enhanced RILA suite gained traction, delivering a record level of RILA sales in the third quarter. Further, during the third quarter we successfully launched Flex Suite, a streamlined and simplified menu of add-on living benefits within our Perspective family of variable annuity products. In line with our commitments, we returned $123 million to common shareholders through dividends and share buybacks over the third quarter, positioning us well to achieve our 2023 capital return target of $450-$550 million. We’re pleased with our healthy regulatory capital position, as our estimated third quarter operating company RBC ratio is above our target range. We also maintained healthy levels of excess liquidity at the holding company and successfully completed our limited partnership sale. We are on track to deliver on our financial targets for the second year in a row and remain committed to creating long-term value for our shareholders.”

Consolidated Third Quarter 2023 Results

The company reported net income attributable to Jackson Financial Inc. common shareholders of $2,762 million, or $33.35 per diluted share for the three months ended September 30, 2023, compared to $1,879 million, or $21.38 per diluted share for the three months ended September 30, 2022. The current quarter net income
1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

primarily reflects a larger net hedging gain compared to the prior year’s third quarter. The current quarter net hedging gain was driven by significant increases in interest rates, while the comparison to the prior year was mainly the result of stronger equity market returns. The change in the reported fair value of derivatives is not expected to match the change in hedged liabilities on a U.S. GAAP basis period-to-period, which can result in net income volatility. We believe the non-GAAP measure of adjusted operating earnings better represent the underlying performance of our business as the figure excludes, among other things, changes in fair value of derivative instruments and market risk benefits tied to market volatility. Additionally, net income in the third quarter reflects a $462 million gain from business reinsured to third parties, while the prior year’s third quarter included a gain of $868 million. These figures consist of the gain/loss on a funds withheld reinsurance treaty and related net investment income, which do not impact our statutory capital or free cash flow and can be volatile quarter to quarter. These figures also have a minimal net impact on shareholders’ equity because they are offset by related changes in AOCI within the funds withheld account.

Adjusted operating earnings for the three months ended September 30, 2023, were $315 million, or $3.80 per diluted share, compared to $376 million or $4.28 per diluted share for the three months ended September 30, 2022. The current quarter adjusted operating earnings benefited from improved spread income as higher net investment income was only partially offset by the impact of resetting minimum interest crediting rates on variable annuity fixed rate options in 2023, as well as higher fee income resulting from higher average variable annuity assets under management (AUM). These were more than offset by lower income on operating derivatives, a gain on updating future policy benefits cash flow assumptions in the prior year’s third quarter that did not repeat in the current quarter, and higher operating and interest expenses.

The current quarter’s adjusted operating earnings included a $41 million comparative pretax benefit to the third quarter of 2022 from returns on private equity and other limited partnership assets relative to a 10% annualized return assumption.

Total common shareholders’ equity was $8.9 billion or $110.64 per diluted share as of September 30, 2023, compared to $8.6 billion or $100.56 per diluted share as of year-end 2022. Adjusted book value attributed to common shareholders2 was $11.9 billion or $146.84 per diluted share as of September 30, 2023, compared to $9.9 billion or $115.36 per diluted share as of year-end 2022. The increase during the nine months ended September 30, 2023 was primarily the result of non-operating hedging gains as well as adjusted operating earnings of $869 million.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended
(in millions)	September 30, 2023	September 30, 2022
Retail Annuities	$354	$330
Institutional Products	21	20
Closed Life and Annuity Blocks	6	76
Corporate and Other	(26)	(12)
Total[3]	$355	$414

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $354 million in the third quarter of 2023 compared to $330 million in the third quarter of 2022. The current quarter benefited from improved spread income as higher net investment income was only partially offset by the impact of resetting minimum interest
2 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 See reconciliation of Net Income to Total Pretax Adjusted Operating Earnings in the Appendix to this release.

crediting rates on variable annuity fixed rate options in 2023, and higher fee income resulting from higher average variable annuity AUM. These items were partially offset by increases in other policyholder benefits, operating and interest expenses, and a loss on operating derivatives compared to a gain in the prior year’s third quarter.

Current quarter total annuity sales of $3.3 billion were up from the second quarter of 2023 and down 7% from the third quarter of 2022. Traditional variable annuity sales have stabilized over recent quarters and were down 16% compared to the third quarter of 2022, primarily due to consumer preferences for asset protection. The current quarter also included $807 million in RILA product sales, up from $562 million in the third quarter of 2022, reflecting strong demand for our recently enhanced RILA product suite. Fixed and fixed indexed annuity sales in the current quarter totaled $76 million, compared to $112 million in the third quarter of 2022.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $21 million in the third quarter of 2023, broadly in line with $20 million in the third quarter of 2022. Total sales for the current quarter were $112 million. Net flows totaled $(242) million in the current quarter, and total account value of $8.7 billion was up from $8.4 billion in the third quarter of 2022.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported pretax adjusted operating earnings of $6 million in the third quarter of 2023 compared to $76 million in the third quarter of 2022. The current quarter was negatively impacted by a loss on updating future policy benefits cash flow assumptions compared to a gain in the prior year’s third quarter, lower income on operating derivatives, and higher operating expenses, partially offset by favorable policy reserve movements.

Corporate and Other

Corporate and Other reported a pretax adjusted operating loss of $(26) million in the third quarter of 2023 compared to a loss of $(12) million in the third quarter of 2022. The change was primarily due to lower net investment income and lower income on operating derivatives.

Capitalization and Liquidity

(Unaudited, in billions)	September 30, 2023	June 30, 2023
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$4.5	$3.8
Jackson National Life Insurance Company’s (JNLIC) estimated RBC ratio as of the third quarter of 2023 was up from the second quarter of 2023 and above our 425-500% target range.

Statutory TAC at JNLIC was $4.5 billion as of the current quarter, up from $3.8 billion as of the second quarter of 2023. TAC increased primarily due to base contract cash flows, positive VA net guarantee results, and related tax benefits including deferred tax asset admissibility limits. JNLIC’s estimated company action level (CAL) required capital was up slightly during the quarter as a result of equity market and interest rate movements.

Subsequent to the end of the third quarter, Jackson Financial Inc. completed the planned sale of limited partnership assets as described in second quarter results. As a result, on a pro forma basis for this transaction, JFI had nearly $1.4 billion of cash and highly liquid securities. Prior to this transaction, holding company assets (excluding equity in subsidiaries) totaled nearly $1.4 billion, including cash and highly liquid securities of more than $0.9 billion as of September 30, 2023, which was above our targeted minimum liquidity buffer of 2x annual holding company expenses. On November 22, 2023, we expect to retire $600 million of senior notes with cash on hand.

Earnings Conference Call

Jackson will host a conference call Thursday, November 9, 2023, at 10 a.m. ET to review the third quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the webcast, click here.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this release not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 1, 2023, (the "2022 Annual Report"), as Part II, Item 7 was recast to reflect the adoption of the Long Duration Targeted Improvements accounting principle in our Current Report on Form 8-K filed May 10, 2023, and elsewhere in the Company’s reports filed with the U.S. Securities and Exchange Commission. Except as required by law, Jackson Financial Inc. does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-GAAP financial measures provide useful information to investors in measuring the financial performance and condition of its business, investors are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” Appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and available in the investor relations section of the Company’s website at investors.jackson.com/financials/statutory-filings.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Through our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences, we strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the Third Quarter 2023 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2022, for the financial services industry (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with GAAP, we use and report selected non-GAAP financial measures. Management believes the use of these non-GAAP financial measures, together with relevant GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for the GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the third quarter ended September 30, 2023, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc. common shareholders, the most comparable GAAP measure.

GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended
(in millions, except share and per share data)	September 30, 2023	September 30, 2022
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$2,762	$1,879
Add: dividends on preferred stock	11	—
Add: income tax expense (benefit)	712	657
Pretax income (loss) attributable to Jackson Financial Inc.	3,485	2,536
Non-operating adjustments – (income) loss:
Guaranteed benefits and hedging results:
Fees attributed to guaranteed benefit reserves	(784)	(771)
Net movement in freestanding derivatives	271	253
Market risk benefits (gains) losses, net	(2,376)	(913)
Net reserve and embedded derivative movements	(45)	7
Amortization of DAC associated with non-operating items at date of transition to LDTI*	148	162
Total guaranteed benefits and hedging results	(2,786)	(1,262)
Net realized investment (gains) losses	127	6
Net realized investment (gains) losses on funds withheld assets	(159)	(555)
Net investment income on funds withheld assets	(303)	(313)
Other items	(9)	2
Total non-operating adjustments	(3,130)	(2,122)
Pretax adjusted operating earnings	355	414
Less: operating income tax expense (benefit)	29	38
Adjusted operating earnings before dividends on preferred stock	326	376
Less: dividends on preferred stock	11	—
Adjusted operating earnings	$315	$376

Weighted Average diluted shares outstanding	82,821,818	87,895,919
Net income (loss) per diluted share	$33.35	$21.38
Adjusted Operating Earnings per diluted share	$3.80	$4.28
*LDTI - Adoption of FASB issued ASU 2018-12 “Targeted Improvements to the Accounting for Long Duration Contracts”.

Adjusted Book Value Attributable to Common Shareholders

Adjusted Book Value Attributable to Common Shareholders excludes Preferred Stock and Accumulated Other Comprehensive Income (Loss) ("AOCI") attributable to Jackson Financial Inc ("JFI"), which does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to JFI from Adjusted Book Value Attributable to Common Shareholders because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson Financial Inc.

(in millions)	September 30, 2023	December 31, 2022
Total shareholders’ equity	$9,478	$8,646
Less: Preferred equity	533	—
Total common shareholders’ equity	8,945	8,646
Adjustments to total common shareholders’ equity:
Exclude Accumulated Other Comprehensive (Income) Loss attributable to Jackson Financial Inc.	2,926	1,272
Adjusted Book Value Attributable to Common Shareholders	$11,871	$9,918

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
(in millions, except share and per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $26 and $23 at September 30, 2023 and December 31, 2022, respectively (amortized cost: 2023 $46,203; 2022 $48,798)	$39,078	$42,489
Debt Securities, at fair value under fair value option	2,244	2,173
Debt Securities, trading, at fair value	66	100
Equity securities, at fair value	277	393
Mortgage loans, net of allowance for credit losses of $200 and $95 at September 30, 2023 and December 31, 2022, respectively	10,136	10,967
Mortgage loans, at fair value under fair value option	476	582
Policy loans (including $3,432 and $3,419 at fair value under the fair value option at September 30, 2023 and December 31, 2022, respectively)	4,368	4,377
Freestanding derivative instruments	925	1,270
Other invested assets	3,553	3,595
Total investments	61,123	65,946
Cash and cash equivalents	2,760	4,298
Accrued investment income	505	514
Deferred acquisition costs	12,447	12,923
Reinsurance recoverable, net of allowance for credit losses of $33 and $15 at September 30, 2023 and December 31, 2022, respectively	26,212	29,046
Reinsurance recoverable on market risk benefits, at fair value	167	221
Market risk benefit assets, at fair value	6,815	4,865
Deferred income taxes, net	632	320
Other assets	970	944
Separate account assets	202,903	195,906
Total assets	$314,534	$314,983

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
(in millions, except share and per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$11,418	$12,318
Other contract holder funds	55,766	58,190
Market risk benefit liabilities, at fair value	3,917	5,662
Funds withheld payable under reinsurance treaties (including $3,599 and $3,582 at fair value under the fair value option at September 30, 2023 and December 31, 2022, respectively)	19,973	22,957
Long-term debt	2,635	2,635
Repurchase agreements and securities lending payable	28	1,048
Collateral payable for derivative instruments	450	689
Freestanding derivative instruments	2,548	2,065
Notes issued by consolidated variable interest entities, at fair value under fair value option	2,011	1,732
Other liabilities	2,632	2,403
Separate account liabilities	202,903	195,906
Total liabilities	304,281	305,605

Equity
Series A non-cumulative preferred stock and additional paid in capital, $1 par value per share: 24,000 shares authorized; shares issued: 2023 - 22,000; liquidation preference $25,000 per share	533	—
Common stock; 1,000,000,000 shares authorized, $0.01 par value per share and 80,051,900 and 82,690,098 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	1	1
Additional paid-in capital	6,007	6,063
Treasury stock, at cost; 14,429,106 and 11,784,813 shares at September 30, 2023 and December 31, 2022, respectively	(537)	(443)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(354) and $(66) at September 30, 2023 and December 31, 2022, respectively	(5,187)	(3,378)
Retained earnings	8,661	6,403
Total shareholders' equity	9,478	8,646
Noncontrolling interests	775	732
Total equity	10,253	9,378
Total liabilities and equity	314,534	314,983

Condensed Consolidated Income Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2023	2022	2023	2022
Revenues
Fee income	$1,950	$1,908	$5,751	$5,854
Premiums	32	36	109	105
Net investment income:
Net investment income excluding funds withheld assets	479	327	1,314	1,085
Net investment income on funds withheld assets	303	313	862	937
Total net investment income	782	640	2,176	2,022
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(335)	(196)	(5,173)	1,176
Net gains (losses) on funds withheld reinsurance treaties	159	555	(648)	2,660
Total net gains (losses) on derivatives and investments	(176)	359	(5,821)	3,836
Other income	18	19	52	60
Total revenues	2,606	2,962	2,267	11,877

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	232	237	701	811
(Gain) loss from updating future policy benefits cash flow assumptions, net	(1)	(37)	23	(8)
Market risk benefits (gains) losses, net	(2,376)	(913)	(5,120)	(1,636)
Interest credited on other contract holder funds, net of deferrals and amortization	284	224	864	630
Interest expense	49	29	150	73
Operating costs and other expenses, net of deferrals	626	592	1,862	1,801
Amortization of deferred acquisition costs	290	305	874	929
Total benefits and expenses	(896)	437	(646)	2,600
Pretax income (loss)	3,502	2,525	2,913	9,277
Income tax expense (benefit)	712	657	399	1,890
Net income (loss)	2,790	1,868	2,514	7,387
Less: Net income (loss) attributable to noncontrolling interests	17	(11)	21	51
Net income (loss) attributable to Jackson Financial Inc.	2,773	1,879	2,493	7,336
Less: Dividends on preferred stock	11	—	24	—
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$2,762	$1,879	$2,469	$7,336

Earnings per share
Basic	$33.66	$22.08	$29.95	$85.18
Diluted	$33.35	$21.38	$29.20	$82.13